Exhibit 99.1

National CineMedia, Inc. Reports Results for

Fiscal Fourth Quarter and Full Year 2017

Announces Quarterly Cash Dividend of $0.17 per Share

Provides Full Year 2018 Outlook

Centennial, CO – March 12, 2018 – National CineMedia, Inc. (NASDAQ: NCMI) (the Company), the managing member and owner of 49.5% of National CineMedia, LLC (NCM LLC), the operator of the largest in-theater digital media network in North America, today announced consolidated results for the fiscal fourth quarter and year ended December 28, 2017.

Total revenue for the fourth quarter ended December 28, 2017 decreased 1.3% to $140.7 million from $142.5 million for the comparable quarter last year.  Adjusted OIBDA decreased 4.4% to $82.6 million for the fourth quarter of 2017 from $86.4 million for the fourth quarter of 2016. Operating income decreased 2.9% to $70.2 million for the fourth quarter of 2017 from $72.3 million for the fourth quarter of 2016. Net loss for the fourth quarter of 2017 was $5.4 million, or net loss of $0.07 per diluted share, compared to net income as corrected of $13.4 million, or net income as corrected of $0.22 per diluted share, for the fourth quarter of 2016.  As adjusted to exclude CEO transition-related costs, certain impacts related to revaluing tax assets and liabilities following recently enacted federal tax legislation and other non-recurring items set forth in the table at the end of this release, net income for the fourth quarter of 2017 would have been $0.27 per diluted share and net income for the fourth quarter of 2016 as corrected would have remained $0.22 per diluted share.

Total revenue for the year ended December 28, 2017 decreased 4.8% to $426.1 million from $447.6 million for the comparable period last year.  Adjusted OIBDA decreased 11.1% to $205.1 million for the full year of 2017 from $230.7 million for the full year of 2016. Operating income decreased 11.0% to $153.9 million for the full year of 2017 from $173.0 million for the full year of 2016. Included in Adjusted OIBDA and operating income were $3.1 million and $0.7 million of non-cash impairment charges during 2017 and 2016, respectively, on investments obtained in prior years in exchange for advertising services. Net income for the full year of 2017 was $1.6 million, or income of $0.02 per diluted share, compared to net income as corrected of $20.4 million, or income as corrected of $0.34 per diluted share for the full year of 2016.  As adjusted to exclude the CEO transition-related costs, certain impacts related to revaluing tax assets and liabilities following recently enacted federal tax legislation and other non-recurring items set forth in the table at the end of this release, net income for the full year of 2017 would have been $0.40 per diluted share and net income for the full year of 2016 would have been $0.36 per diluted share, as corrected. Adjusted OIBDA and adjusted earnings per share are non-GAAP measures.  See the tables at the end of this release for the reconciliations to the closest GAAP basis measurement.

The Company announced today that its Board of Directors has authorized the Company’s regular quarterly cash dividend of $0.17 per share of common stock.  The dividend will be paid on March 29, 2018 to stockholders of record on March 22, 2018. In line with the Company’s intent to pay a regular quarterly dividend for the foreseeable future at the discretion of the Board of Directors consistent with the Company’s intention to distribute over time a substantial portion of its free cash flow, this reduction in the quarterly dividend from $0.22 per share of common stock will allow for ongoing reinvestment in the Company’s network and its enhanced, integrated digital products while maintaining the Company’s history of financial flexibility. The declaration, payment, timing and amount of any future dividends payable will be at the sole discretion of the Board of Directors who will take into account general economic and advertising market business conditions, the Company’s financial condition, available cash, current and anticipated cash needs, and any other factors that the Board of Directors considers relevant. While it is the intention of the Company to continue its practice of distributing a substantial proportion of its free cash flow, the Board of Directors continues to review the factors listed above and others as deemed relevant to determine a sustainable distribution rate which balances the operating and strategic needs of the Company with those of its lenders and stockholders.

Commenting on the Company’s fourth quarter and full year 2017 operating results, Andy England, NCM’s CEO said, “While there is no question that 2017 was a challenging year for NCM, it was really a tale of two halves, with a tough first half of the year followed by a far better second half. Much progress was made this year in many key areas to better position us to deliver on our long-term strategy, including the expansion of our national network, the strengthening of our leadership team, and of course, the launch of our new Noovie pre-show and Noovie Digital ecosystem. Our expanded focus on Digital continued to be a bright spot throughout 2017, and I’m especially excited about our new integrated marketing capabilities that better connect brands with movie audiences.”

2018 Outlook

For the full year 2018, the Company expects total revenue to be flat to up 4.5% and Adjusted OIBDA to be down 2.5% to up 4.8% from the full year 2017.  The Company expects total revenue in the range of $425.0 million to $445.0 million for the full year 2018, compared to total revenue for the full year 2017 of $426.1 million and Adjusted OIBDA in the range of $200.0 million to $215.0 million for the full year 2018 compared to Adjusted OIBDA for the full year 2017 of $205.1 million. During 2018, the Company expects to record approximately $23.0 million in integration and other encumbered theater payments from Cinemark and AMC associated with the Rave Theatres and Carmike Theatres acquisitions, which are recorded as a reduction of an intangible asset.

Supplemental Information

Integration and other encumbered theater payments due from Cinemark and AMC associated with Rave Theatres and Carmike Theatres for the quarter ended December 28, 2017 and December 29, 2016 and full year ended December 28, 2017 and December 29, 2016 were $9.3 million, $1.1 million, $20.9 million and $2.6 million, respectively. These payments were recorded as a reduction of an intangible asset.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties March 12, 2018 at 5:00 P.M. Eastern time. The live call can be accessed by dialing 1-877-407-9716 or for international participants 1-201-493-6779. Participants should register at least 15 minutes prior to the commencement of the call. Additionally, a live audio webcast will be available to interested parties at www.ncm.com under the Investor Relations section. Participants should allow at least 15 minutes prior to the commencement of the call to register, download and install necessary audio software.

The replay of the conference call will be available until midnight Eastern Time, March 26, 2018, by dialing 1-844-512-2921 or for international participants 1-412-317-6671, and entering conference ID 13675958.

About National CineMedia, Inc.

National CineMedia (NCM) is America’s Movie Network. As the #1 Millennial weekend network in the U.S., NCM is the connector between brands and movie audiences. According to Nielsen, more than 700 million moviegoers annually attend theaters that are currently under contract to present NCM’s pre-show in 54 leading national and regional theater circuits including AMC Entertainment Inc. (NYSE:AMC), Cinemark Holdings, Inc. (NYSE:CNK) and Regal Entertainment Group (NYSE: RGC). NCM’s cinema advertising network offers broad reach and unparalleled audience engagement with over 20,800 screens in over 1,650 theaters in 187 Designated Market Areas® (all of the top 50). NCM Digital goes beyond the big screen, extending in-theater campaigns into online and mobile marketing programs to reach entertainment audiences. National CineMedia, Inc. (NASDAQ:NCMI) owns a 49.5% interest in, and is the managing member of, National CineMedia, LLC. For more information, visit www.ncm.com.

Forward-Looking Statements

This press release contains various forward-looking statements that reflect management’s current expectations or beliefs regarding future events, including statements providing guidance and projections for the full year 2018. Investors are cautioned that reliance on these forward-looking statements involves risks and uncertainties. Although the Company believes that the assumptions used in the forward-looking statements are reasonable, any of these assumptions could prove to be inaccurate and, as a result, actual results could differ materially from those expressed or implied in the forward-looking statements. The factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are, among others, 1) level of theater attendance or viewership of the pre-show; 2) increased competition for advertising expenditures; 3) technological changes and innovations; 4) economic conditions, including the level of expenditures on cinema advertising; 5) our ability to renew or replace expiring advertising and content contracts; 6) our need for additional funding, risks and uncertainties relating to our significant indebtedness; 7) reinvestment in our network and product offerings may require significant funding and resulting reallocation of resources; 8) fluctuations in operating costs; 9) changes in interest rates; and 10) changes in accounting principles.  In addition, the outlook provided does not include the impact of any future unusual or infrequent transactions; sales and acquisitions of operating assets and investments; any future noncash impairments of intangible and fixed assets; amounts related to litigation or the related impact of taxes that may occur from time to time due to management decisions and changing business circumstances. The Company is currently unable to forecast precisely the timing and/or magnitude of any such amounts or events. Please refer to the Company’s Securities and Exchange Commission filings, including the “Risk Factor” section of the Company’s Annual Report on Form 10-K for the year ended December 29, 2016, for further information about these and other risks.

INVESTOR CONTACT:	MEDIA CONTACT:
Ted Watson	Amy Jane Finnerty
800-844-0935	212-931-8117
investors@ncm.com	amy.finnerty@ncm.com

NATIONAL CINEMEDIA, INC.

Condensed Consolidated Statements of Income

Unaudited

($ in millions, except per share data)

	Quarter Ended		Year Ended
	December 28, 2017	December 29, 2016	December 28, 2017	December 29, 2016
Revenue (including revenue from founding members of $7.2, $7.0, $29.9 and $29.1, respectively)	$140.7	$142.5	$426.1	$447.6
OPERATING EXPENSES:
Advertising operating costs	11.0	9.2	32.4	30.0
Network costs	3.9	4.2	15.8	17.1
Theater access fees—founding members	19.1	18.3	76.5	75.1
Selling and marketing costs	17.8	18.3	72.0	72.8
Administrative and other costs	9.3	10.9	37.9	43.8
Depreciation and amortization	9.4	9.3	37.6	35.8
Total	70.5	70.2	272.2	274.6
OPERATING INCOME	70.2	72.3	153.9	173.0
NON-OPERATING EXPENSES:
Interest on borrowings	13.4	12.8	52.8	54.0
Interest income	(0.2)	(0.2)	(1.2)	(1.5)
Accretion of interest on the discounted payable to founding members under tax receivable agreement	2.9	4.9	10.9	19.6
Loss on early retirement of debt	—	—	—	10.4
(Gain) loss on re-measurement of the payable to founding members under the tax receivable agreement (1)	(89.0)	0.3	(93.6)	1.0
Other non-operating income	(0.1)	—	(0.3)	—
Total	(73.0)	17.8	(31.4)	83.5
INCOME BEFORE INCOME TAXES (1)	143.2	54.5	185.3	89.5
Income tax expense (1)	119.8	7.5	127.5	7.5
CONSOLIDATED NET INCOME (1)	23.4	47.0	57.8	82.0
Less: Net income attributable to noncontrolling interests	28.8	33.6	56.2	61.6
NET (LOSS) INCOME ATTRIBUTABLE TO NCM, INC. (1)	$(5.4)	$13.4	$1.6	$20.4

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	75,994,932	59,863,068	65,226,817	59,788,026
Diluted	75,994,932	61,071,680	65,719,768	60,605,570
NET (LOSS) INCOME PER NCM, INC. COMMON SHARE: (1)
Basic	$(0.07)	$0.22	$0.02	$0.34
Diluted	$(0.07)	$0.22	$0.02	$0.34

Dividends declared per common share	$0.22	$0.22	$0.88	$0.88

(1)

These 2016 balances have been adjusted to reflect the correction of an error to the Company’s payable to founding members under the tax receivable agreement and related accounts. This correction resulted in a $0.02 and $0.08 decrease in diluted earnings per share for the three months and year ended December 29, 2016, respectively.  Refer to the Company’s Form 10-K for the year ended December 28, 2017, expected to be filed with the SEC on March 13, 2018, for further discussion of the nature and amount of the adjustment.

NATIONAL CINEMEDIA, INC.

Selected Condensed Balance Sheet Data

Unaudited ($ in millions)

	As of
	December 28, 2017	December 29, 2016
Cash, cash equivalents and marketable securities	$59.5	$68.7
Receivables, net	160.6	160.5
Property and equipment, net	30.7	29.6
Total assets (1)	1,147.0	1,142.5
Borrowings, gross	932.0	935.0
Total equity/(deficit)	2.0	(116.7)
Total liabilities and equity (1)	1,147.0	1,142.5

(1)

These 2016 balances have been adjusted to reflect the correction of an error to the Company’s payable to founding members under the tax receivable agreement, deferred tax assets and liabilities, APIC and retained earnings. Refer to the Company’s Form 10-K for the year ended December 28, 2017, expected to be filed with the SEC on March 13, 2018, for further discussion of the nature and amount of the adjustment.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

	Quarter Ended
	December 28, 2017	December 29, 2016
Total Screens (100% Digital) at Period End (1)(6)	20,850	20,548
Founding Member Screens at Period End (2)(6)	16,808	17,022
DCN (Digital Content Network) Screens at Period End (3)(6)	20,419	20,080

	Quarter Ended		Year Ended
(in millions)	December 28, 2017	December 29, 2016	December 28, 2017	December 29, 2016
Total Attendance for Period (4)(6)	163.7	164.7	655.8	688.8
Founding Member Attendance for Period (5)(6)	135.4	140.3	545.6	586.2
Capital Expenditures	$4.3	$3.9	$12.3	$13.3

(1)	Represents the total screens within NCM LLC’s advertising network.
(2)	Represents the total founding member screens.
(3)	Represents the total number of screens that are connected to the Digital Content Network.
(4)	Represents the total attendance within NCM LLC’s advertising network.
(5)	Represents the total attendance within NCM LLC’s advertising network in theaters operated by the founding members.
(6)	Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

NATIONAL CINEMEDIA, INC.

Operating Data

Unaudited

(In millions, except advertising revenue per attendee, margin and per share data)

	Quarter Ended		Year Ended
	December 28, 2017	December 29, 2016	December 28, 2017	December 29, 2016
Revenue breakout:
National advertising revenue	$101.4	$96.4	$296.3	$311.9
Local and regional advertising revenue	32.1	39.3	99.9	107.0
Total advertising revenue (excluding beverage)	$133.5	$135.7	$396.2	$418.9

Total revenue	$140.7	$142.5	$426.1	$447.6

Per attendee data:
National advertising revenue per attendee	$0.619	$0.585	$0.452	$0.453
Local and regional advertising revenue per attendee	$0.196	$0.239	$0.152	$0.155
Total advertising revenue (excluding beverage) per attendee	$0.816	$0.824	$0.604	$0.608
Total revenue per attendee	$0.859	$0.865	$0.650	$0.650
Total attendance (1)	163.7	164.7	655.8	688.8

Other operating data:
Operating income	$70.2	$72.3	$153.9	$173.0
OIBDA (2)	$79.6	$81.6	$191.5	$208.8
Adjusted OIBDA (2)	$82.6	$86.4	$205.1	$230.7
Adjusted OIBDA margin (2)	58.7%	60.6%	48.1%	51.5%

(Loss) income per share – basic	$(0.07)	$0.22	$0.02	$0.34
(Loss) income per share – diluted	$(0.07)	$0.22	$0.02	$0.34

Adjusted income per share – diluted (2)	$0.27	$0.22	$0.40	$0.36

(1)

Represents the total attendance within NCM LLC’s advertising network. Excludes screens and attendance associated with certain AMC Carmike, AMC Rave and Cinemark Rave theaters for all periods presented.

(2)

OIBDA, Adjusted OIBDA, Adjusted OIBDA margin and adjusted income per share are not financial measures calculated in accordance with GAAP in the United States.  See attached tables for the non-GAAP reconciliations.

NATIONAL CINEMEDIA, INC.

Non-GAAP Reconciliations

Unaudited

OIBDA, Adjusted OIBDA and Adjusted OIBDA Margin

Operating Income Before Depreciation and Amortization (“OIBDA”), Adjusted OIBDA and Adjusted OIBDA margin are not financial measures calculated in accordance with GAAP in the United States.  OIBDA represents operating income before depreciation and amortization expense.  Adjusted OIBDA excludes from OIBDA non-cash share based compensation cost, Chief Executive Officer transition costs and early lease termination expense.  Adjusted OIBDA margin is calculated by dividing Adjusted OIBDA by total revenue.  Our management uses these non-GAAP financial measures to evaluate operating performance, to forecast future results and as a basis for compensation. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures.  The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to the method used by the Company’s management, helps improve their ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that may have different depreciation and amortization policies, non-cash share based compensation programs, CEO turnover, early lease termination expense, interest rates, debt levels or income tax rates. A limitation of these measures, however, is that they exclude depreciation and amortization, which represent a proxy for the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s share based payment costs, costs associated with the resignation of the company’s former Chief Executive Officer and an early lease termination expense. OIBDA or Adjusted OIBDA should not be regarded as an alternative to operating income, net income or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to OIBDA. Because not all companies use identical calculations, these non-GAAP presentations may not be comparable to other similarly titled measures of other companies, or calculations in the Company’s debt agreement.

The following tables reconcile operating income to OIBDA and Adjusted OIBDA for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 28, 2017	December 29, 2016	December 28, 2017	December 29, 2016
Operating income	$70.2	$72.3	$153.9	$173.0
Depreciation and amortization	9.4	9.3	37.6	35.8
OIBDA	$79.6	$81.6	$191.5	$208.8
Share-based compensation costs (1)	2.9	4.6	11.2	18.3
CEO transition costs (2)	0.1	0.2	0.6	3.6
Early lease termination expense (3)	—	—	1.8	—
Adjusted OIBDA	$82.6	$86.4	$205.1	$230.7
Total revenue	$140.7	$142.5	$426.1	$447.6
Adjusted OIBDA margin	58.7%	60.6%	48.1%	51.5%

Adjusted OIBDA	$82.6	$86.4	$205.1	$230.7
Carmike and Rave Theatres integration and other encumbered theater payments	9.3	1.1	20.9	2.6
Adjusted OIBDA after integration and other encumbered theater payments	$91.9	$87.5	$226.0	$233.3

(1)

Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements as shown in the following table (dollars in millions).

	Quarter Ended		Year Ended
	December 28, 2017	December 29, 2016	December 28, 2017	December 29, 2016
Share-based compensation costs included in network costs	$0.3	$0.2	$1.0	$1.1
Share-based compensation costs included in selling and marketing costs	1.0	1.7	4.1	6.0
Share-based compensation costs included in administrative and other costs (a)	1.6	2.7	6.1	11.2
Total share-based compensation costs	$2.9	$4.6	$11.2	$18.3

(a)	Includes $2.3 million of expense associated with the modification of certain former executive equity awards during the year ended December 29, 2016.

(2)	Chief Executive Officer transition costs represent severance, consulting and other costs and are included in administrative expense in the accompanying financial statements.
(3)

Early lease termination expense represents an expense recorded upon the early termination of the lease of our corporate headquarters because the early termination payment made by the Company was reimbursed by the landlord of the new building. This expense is included in administrative expense in the accompanying financial statements.

Outlook (in millions)

Year Ending December 27, 2018
NCM, Inc.
	Low	High
Operating income	$156.0	$163.0
Depreciation and amortization	36.0	40.0
OIBDA	192.0	203.0
Share-based compensation costs (1)	8.0	12.0
Adjusted OIBDA	$200.0	$215.0
Total revenue	$425.0	$445.0

(1)	Share-based compensation costs are included in network operations, selling and marketing and administrative expense in the accompanying financial statements.

Adjusted Net Income and Income per Share

Adjusted net income and income per share are not financial measures calculated in accordance with GAAP in the United States. Adjusted net income and income per share are calculated using reported net income and income per share and exclude CEO transition-related costs, early lease termination costs, the reversal of a reserve for uncertain tax positions, a loss on early retirement of debt, certain impacts of the Tax Cuts and Jobs Act, including a gain on re-measurement of the payable to founding members under the tax receivable agreement, income tax expense related to re-measurement of deferred tax balances and adjusting for the impact to the measurement of dilutive securities. Our management uses these non-GAAP financial measures as an additional tool to evaluate operating performance. The Company believes these are important supplemental measures of operating performance because they eliminate items that have less bearing on its operating performance and so highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company believes the presentation of these measures is relevant and useful for investors because it enables them to view performance in a manner similar to a method used by the Company’s management and helps improve their ability to understand the Company’s operating performance. Adjusted net income should not be regarded as an alternative to net income and should not be regarded as an alternative to income per share or as indicators of operating performance, nor should they be considered in isolation of, or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that net income and income per share are the most directly comparable GAAP financial measures. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

The following table reconciles net income as previously reported to net income as reported reflecting the impact of the correction of the error. In addition, as reported net income and income per share are reconciled to adjusted net income and income per share excluding the CEO transition-related costs, early lease termination expense, loss on early retirement of debt, the reversal of a reserve for uncertain tax positions and certain impacts of the Tax Cuts and Jobs Act, including a gain on re-measurement of the payable to founding members under the tax receivable agreement, income tax expense related to re-measurement of deferred tax balances and adjusting for the impact to the measurement of dilutive securities for the periods presented (dollars in millions):

	Quarter Ended		Year Ended
	December 28, 2017	December 29, 2016	December 28, 2017	December 29, 2016
Net income as previously reported		$14.7		$25.4
Correction of prior period error		(1.3)		(5.0)
Net (loss) income as reported	$(5.4)	$13.4	$1.6	$20.4
CEO transition costs (1)	0.1	0.2	0.6	3.6
Stock-based compensation expense for modified equity awards (2)	—	—	—	2.3
Early lease termination expense (3)	—	—	1.8	—
Loss on early retirement of debt (4)	—	—	—	10.4
Reversal of reserve for uncertain tax positions (5)	—	—	(1.7)	(2.9)
Effect of noncontrolling interests (50.5%, 56.3%, 55.8% and 56.3%, respectively)	(0.1)	(0.1)	(1.3)	(9.2)
Effect of provision for income taxes (104.7%, 38%, 98.8%, 38% effective rate, respectively)	—	—	(1.1)	(2.7)
Gain on re-measurement of the payable to founding members under the tax receivable agreement (6)	(87.6)	—	(87.6)	—
Income tax expense related to re-measurement of deferred tax balances and TRA payable to founding members (6)	113.9	—	113.9	—
Net effect of adjusting items	26.3	0.1	24.6	1.5
Diluted net income excluding adjusting items	$20.9	$13.5	$26.2	$21.9

Weighted Average Shares Outstanding as reported and as adjusted (7)
Diluted	75,994,932	61,071,680	65,719,768	60,605,570

Diluted (loss) income per share as reported (8)	$(0.07)	$0.22	$0.02	$0.34
Net effect of adjusting items	0.34	—	0.38	0.02
Diluted income per share excluding adjusting Items	$0.27	$0.22	$0.40	$0.36

(1)	Chief Executive Officer transition costs represent severance, consulting and other costs.
(2)	Consists of non-cash stock-based compensation expense associated with modifications to the former CEO’s equity awards pursuant to his Separation and General Release Agreement.
(3)

Early lease termination expense represents an expense recorded upon the early termination of the lease of our corporate headquarters where the early termination payment made by the Company was reimbursed by the landlord of the new building.

(4)	Loss on early retirement of debt represents the redemption premium and the write-off of unamortized debt issuance costs related to the redemption of senior unsecured notes in 2016.

(5)

During the third quarter of 2016 and 2017, NCM, Inc. reversed a portion of its contingency reserve for material, known tax exposures, including accrued interest and penalties due to the expiration of certain statutes of limitations. The reserve reversal has no noncontrolling interest effect because it is only recorded at NCM, Inc.

(6)

The gain on the re-measurement of the payable to the founding members and the income tax expense related to the re-measurement of the deferred tax balances were due to the reduction of the U.S. federal corporate tax rate from 35 percent to 21 percent by the Tax Cuts and Jobs Act enacted on December 22, 2017.

(7)

Basic and Diluted weighted average shares outstanding for the quarter and year ended December 28, 2017 include the impact of 1,000,000 shares and 15,600,000 shares, respectively, issued on September 7, 2017 and October 20, 2017, respectively, as a result of redemptions by AMC of NCM LLC common membership units.

(8)	The impact of the correction of the error was a decrease of $0.02 and $0.08 to diluted earnings per share for the three months and year ended December 29, 2016, respectively.